EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 19th day of May, 2010, by and between Shelly Finkel (“Executive”) and The Empire Sports & Entertainment, Co. (“Empire” or “Employer”).

WHEREAS, Executive desires to be employed by Employer, and Employer desires to employ Executive; and

WHEREAS, Executive and Employer contemplate that Empire will be acquired by a public company (“Pubco”) whose common stock is quoted for trading on the OTCBB or similar exchange (the “Acquisition”) and the terms and provisions of this Agreement are intended to be binding on such successor to Empire, as if named herein, and Executive following closing of the Acquisition;

WHEREAS, Executive and Employer desire to set forth in a written agreement the terms and conditions of such employment;

NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties agree as follows:

1. TERM OF AGREEMENT.  Employer will employ Executive as Chief Executive Officer for a Term commencing as of July 1, 2010 for a three year period (the “Term”).  The Term may be extended or renewed by the mutual written agreement of the parties.

2. DUTIES.  As Chief Executive Officer, Executive will be solely and exclusively responsible for all operations of Employer, including but not limited to planning, marketing, and managing events and staff.  Executive will have sole and exclusive authority to hire employees and consultants for the Employer, consistent with the agreed upon company budget.  Executive will assume the duties of the position effective July 1, 2010 and will report directly to the board of directors.  Notwithstanding anything herein to the contrary, the terms and conditions and personnel who are desired by Executive to serve as President, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, and in any other “C-Level” Executive position or function of Pubco, Empire or any of its subsidiaries and the public company auditor and counsel must be approved by the Executive and the Board of Directors in advance, and shall be subject to removal only by the Board of Directors, in its sole discretion.   All staffing decisions shall be within the approved financial and personnel budget authorized by the Board of Directors not less frequently than annually.

3.  PUBLICATION DATE.  No publication of Executive’s engagement with Employer shall be made before June 15, 2010, and thereafter shall be made upon mutual agreement.

4.  INITIAL TERM.  If at the end of the Term a new employment contract is not executed, this Agreement shall continue for an additional three (3) year Term in the absence of notice of non-renewal by either party not less than sixty (60) days prior to the expiration of the Term.  Executive’s compensation for any such continuation period shall be an annual salary of six hundred thousand dollars ($600,000.00), and the additional compensation set forth in Paragraph 6 herein.  All other provisions of this Agreement shall continue in full force and effect for the subsequent three (3) year Term.

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5. BASE COMPENSATION.  For duties rendered by Executive, Employer shall pay Executive a base annual salary (“Base Salary”) for each year of the Term of five hundred thousand dollars ($500,000.00) payable on a bi-weekly basis.

6. ADDITIONAL COMPENSATION.  During the Term of this Agreement, Executive shall receive the following additional compensation and benefits:

a.
INCENTIVE COMPENSATION:  Executive shall participate in an incentive compensation plan to be established by Employer for an annual bonus (“Bonus”).  Executive will be entitled to a Bonus amount equal to ten percent (10%) of Employer’s audited annual Net Income of Pubco (prior to the Acquisition, of Empire), determined in accordance with US Generally Accepted Accounting Principles, consistently applied (“GAAP”).  Net Income shall be as reported for each fiscal year of Pubco as filed on the Annual Report on Form 10-K filed with the Securities and Exchange Commission, or if no such report is required to be filed, by mutual agreement of Pubco/Empire and Executive on or prior to February 28 of each year, and if not agreed then by an accounting firm mutually agreed to by the parties (whose fees and expenses shall be paid by the Empire), and prepared in accordance with GAAP.  Each Bonus payment shall be made to Executive no later than 95 days following the last day of the fiscal year for which Net Income has been determined.

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STOCK ENTITLEMENT.  Executive shall be provided with an opportunity contemporaneous with the execution of this Agreement to subscribe for ten percent (10%) fully diluted voting common stock interest in Pubco on the same basis (founder’s) shares as Greg Cohen and Barry Honig.  The Executive will receive shares of common stock that will be subject to repurchase (vest) in equal installments over the Term of this Agreement, at the purchase price per share sold to Executive, if Executive shall not be employed by Empire or Pubco on the date of the Acquisition (100% vesting condition) or on each such anniversary of the date of commencement of the employment Term (1/3 vesting condition).  Executive shall be eligible for such grants of stock options (“Options”) or awards of restricted stock (“Restricted Stock”) under Pubco’s equity compensation plans as approved and adopted by the Board of Directors shall determine.  The Board of Directors shall make an initial grant (the “Initial Grant”) of Restricted Stock to the Executive on the date (the “Grant Date”) that is the earlier of: (i) the date on which Pubco’s common stock shall be quoted on the OTCBB, the OTCQB or any national securities exchange or acquired by any such company; or (ii) the date on which Pubco shall become obligated to file reports with the SEC.  The Initial Grant shall be equal to ten (10%) percent of the fully-diluted common stock of Pubco issued and outstanding on the Grant Date, without giving effect to any securities issued in any financing transaction(s) or issuances or  offerings for cash which close following the date hereof.  For the absence of doubt, if any shares are issued to Gregory Cohen or Barry Honig for no or nominal value through the Grant Date, an equitable adjustment to the Initial Grant will be made so that as of the Grant Date, Executive shall own ten (10%) of the issued and outstanding common stock of Pubco on the Grant Date, with each of Gregory Cohen, Barry Honig and Executive subject to dilution proportionately as a result of any private offering or similar financing transaction securities issued.  No adjustment will be required if Gregory Cohen or Barry Honig purchase securities in the offering at the same price, and subject to the same terms, as investors in the offering. In the event that the Acquisition does not occur prior to July 1, 2010 the foregoing shall apply to provide Executive with a ten (10%) percent interest in Empire as of July 1, 2010.

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7. EXPENSES.  Employer shall provide Executive with a corporate credit card for use as required to carry out the duties set forth herein in Paragraph 2.  Employer shall reimburse Executive in full for monthly costs of his cell phone, Blackberry and home phone.  Executive shall also be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer, that are in line with Empire’s policies & procedures set by the Board of Directors.

8. TRAVEL.  Executive shall be entitled to travel and reimbursement for the cost of Business Class air, or if not available, First Class air, for all flights in excess of two (2) hours, and all international flights.

9. LETTER OF CREDIT.  Employer shall secure and post an irrevocable Letter of Credit, satisfactory in form and substance, and issued by a financial institution satisfactory, to Executive by May 31, 2010, proof of which will be provided to Executive the day of posting, which will be in the amount of one million five hundred thousand dollars ($1,500,000.00).  This Letter of Credit may be reduced by Employer after six (6) months, and after each six (6) month period thereafter, in increments of two hundred and fifty thousand dollars ($250,000.00).  At any time base compensation or additional compensation under this Agreement is not timely made by Employer, or if the Employer otherwise is in material breach of the Agreement, Executive shall be entitled to draw the full remaining amount of the Letter of Credit.  If such irrevocable letter of credit is not posted by May 31, 2010, the Executive shall have the right to terminate this Agreement upon giving written notice to Employer.  In the event Empire fails to make any payment of Base Salary or Bonus to Executive or there exists a breach under which a letter of credit draw is permitted due to a material breach of this Agreement, Executive shall notify Empire of its right to cure such breach and if not cured within five (5) business days of such notice Executive shall be entitled to notify the bank that it shall pay the amount then due and owing to Executive substantially as follows:  “The corporation is in breach of its payment obligation in the amount of $___________ or is in material breach of paragraph ___ and at least five (5) business days have elapsed since the date I notified Empire.  In accordance with the terms of that certain Employment Agreement dated as of ____, 2010 (the “Agreement”) you are hereby authorized and instructed to pay $_____ to the undersigned as follows _________. ”

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10. TERMINATION OF EMPLOYMENT BY EXECUTIVE.  Executive may terminate his employment hereunder at any time upon sixty (60) days prior written notice.  If Executive terminates his employment with Employer due to a material breach of the Agreement, the Employer shall:

a.	Pay the Executive his Base Salary due through the last day of the then existing Term of this Agreement at the rate in effect at the time of notice of termination; and

b.	Pay the Executive the Bonus Compensation set forth here in Paragraph 6 through the last day of the then existing Term of this Agreement.

11. INSURANCE.  Employer will maintain a policy of directors and officers or equivalent insurance at all times during the Term, or any subsequent term of employment of Executive, that will provide coverage for Executive, including attorney fees and costs, for any action arising out of Executive’s performance of the duties set forth here in Paragraph 2, and Employer will otherwise indemnify and hold harmless Executive in any such action.

12. VACATION.  During each year of this Agreement, Executive shall be entitled to four (4) weeks vacation as well as all holidays recognized by Employer, in addition to religious observances as appropriate.  Vacation days shall accrue and carry over into the following years if not used.

13. HEALTH AND WELFARE BENEFITS.  In addition to the benefits specifically provided for herein, Executive and his family shall be entitled to participate in all health and welfare benefit plans maintained by the Employer for executive or managerial employees generally according to the terms of such plans. Executive shall be entitled to participate in any retirement, 401k, or similar plans established by Employer in which executive or managerial employees of Employer participate.  Employer will make all payments necessary during the Term or subsequent terms, to maintain Executive’s current disability policy in full force and effect.

14. NON-RESTRICTIONS. Nothing shall prohibit Executive from serving during the Term, or any subsequent term, as an owner, officer, director, or manager of any company that is not doing business which is competitive with the business of the Employer in the sports or entertainment industries. Executive shall be permitted to conduct work on behalf of such companies at any time and in Employer's facilities using Employer's phones, computers, copying and other office equipment for such purpose at no cost to the Executive.  For purpose of this paragraph, “Photo Memorabilia” shall not be deemed to be a company which is competitive with the business of the Employer doing business in the sports or entertainment industries.  It is acknowledged by Employer that Executive has business interests and activities unrelated to Empire, and will continue to have such interests and activities in the future.  Executive agrees, however, to use his best efforts to fulfill his responsibilities as CEO of Empire Sports & Entertainment and agrees that his outside interests and activities will not impede or interfere with his fulfillment of those responsibilities.

15. HIRING OF STAFF.  Employer agrees to employ Cecelia Soto (“Soto”) as Assistant to Executive for a three (3) year guaranteed Term to coincide with the Term of Executive.  Soto shall be paid, in each year of the Term, salaries of fifty thousand dollars ($50,000.00), fifty-two thousand five hundred dollars ($52,500.00), and fifty-five thousand dollars ($55,000.00), and shall be eligible for all  benefits as are provided by Employer to similarly situated employees.  Soto will assume the duties of the position effective July 1, 2010.

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16. NOTICES.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Executive, or to its principal office in the case of the Employer, and the date of receipt shall be deemed the date which such notice has been provided.

17. WAIVER OF BREACH.  The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

18. ASSIGNMENT.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

19. ENTIRE AGREEMENT.  This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  Executive represents and warrants that employment by Empire does not conflict with and will not be constrained by any prior business relationship, agreement or understanding and that Executive does not possess confidential information arising out of any prior relationship which, in Executive’s judgment, would be utilized in connection with employment by Empire in contravention of any policy or agreement relating to such confidential information and that Executive will use best efforts not to disclose such information to Empire or any customer or employee.

20. APPLICABLE LAW.  This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.  If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.  Each party expressly agrees, consents and submits to the personal jurisdiction and venue of the American Arbitration Association (“AAA”) in New York County, New York for adjudication of any and all disputes arising from or related to this Agreement pursuant to the rules for expedited proceeding.  Such arbitration shall be conducted in a confidential manner and shall be identified to the AAA as a confidential proceeding.  Each party waives any and all rights, under law or in equity, to object or contest the jurisdiction and venue of said tribunal.

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21. HEADINGS.  The Paragraphs, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

22. COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original.

23. SEVERABILITY.  In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

24. CHANGE IN CONTROL.  Unless and until the shares of stock in the Employer are publicly traded, and other than the Acquisition, Employer shall not during the Term, or any successor term, sell or transfer a controlling interest in Employer without the express, written agreement of Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

/s/ Shelly Finkel		Dated: May 19, 2010

Shelly Finkel

THE EMPIRE SPORTS & ENTERTAINMENT, CO.

By:	/s/Barry Honig	Dated: May 19, 2010
Barry Honig
Chairman of the Board

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